Exhibit 99.1

May 15, 2014	Company Press Release	Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Announces First Quarter Fiscal 2014 Results

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), the nation’s second-largest producer and marketer of fresh packaged bakery foods, today reported results for its 16-week first quarter ended April 19, 2014.

Summary

	For the 16 Weeks Ended
	04/19/14	04/20/13	% Increase (Decrease)
	(Dollars in millions, except per share data)
Sales	$1,159.8	$1,130.8	2.6%

Income from operations (EBIT) *	$98.2	$104.4	(6.0)%
% of sales	8.5%	9.2%

Net income *	$61.1	$64.9	(5.9)%
% of sales	5.3%	5.7%

Net income per diluted share *	$0.29	$0.31	(6.5)%

*	The sixteen weeks ended April 20, 2013 has been adjusted for a bargain purchase accounting gain and acquisition-related costs. See reconciliations of non-GAAP measures in the financial statements following this release.

Percentages may not compute due to rounding.

First Quarter Highlights

•	First quarter sales increased 2.6% compared to the first quarter last year, reflecting positive net price/mix of 2.9%, an acquisition contribution of 1.2%, partially offset by decreased volume of 1.5%.

•	Sales for the DSD segment were up 5.0%; warehouse segment sales were down 8.3%.

•	EBITDA margin for the quarter was 11.9%.

•	Income from operations (EBIT) was 8.5% of sales.

•	Net income for the quarter was $61.1 million, or $0.29 per diluted share, including the negative impact of $0.03 per share of acquired facilities’ carrying costs and interest expense to fund the acquisition.

•	Generated $121.8 million in cash flow from operations.

•	Sales of the reintroduced Hostess bread brands Wonder, Home Pride, Merita, and Butternut were approximately $41.8 million in the quarter.

•	Opened a bread line in Modesto, Calif., to help provide product for the California market.

•	Opened the former Hostess bakery in Knoxville, Tenn., this week.

•	Increased Flowers’ bread, bun, and roll branded market share to 14.1 dollar share from 12.8 dollar share in the year-ago quarter, as per IRi market data.

•	Announced goal for direct-store-delivery (“DSD”) segment to reach 90% of the U.S. population by 2018 and achieve a 20 share of bread, buns, and rolls and a 12 share in snack cake in the IRi U.S. market, driven by market expansion and future strategic acquisitions.

Allen L. Shiver, president and chief executive officer, said, “The results reported for the quarter reflect the underlying strength of our company. The DSD segment delivered solid sales growth and operating results, despite added costs associated with the Hostess acquisition, start-up of added production capacity, and new market expansion. Our acquired bread brands drove share gains, especially in new markets. As previously discussed, the warehouse segment has experienced pressure since the return of Hostess cake to the market in mid-July 2013. However, we are pleased to have maintained a significant portion of the total cake business we gained following Hostess’ liquidation in November 2012.

“Cash flow in the quarter was strong and we paid down $81.2 million in debt. Our investments in Sara Lee/California and in the Hostess assets have helped the company extend its geographic reach to key population centers and to grow market share for breads, buns, and rolls.

“In March, we announced plans for the closed bakeries we acquired from Hostess. We have listed nine closed bakeries and 21 warehouses for sale. When those transactions are completed, annual carrying costs for the Hostess facilities will be reduced by approximately $10 million,” Shiver said. “In addition to the two bakeries we recently put into production, we expect to open another five or six over the next few years, as determined by market demand. As we continue to expand our DSD markets, we will strategically open acquired bakeries to leverage volume and share gains more rapidly than in the past.”

Commenting on outlook, Shiver said, “In the near term, added costs associated with our rapid geographic growth impact margins to some extent. However, our team believes Flowers’ expanded DSD footprint will help us reach our stated sales, earnings, and margin goals over the longer term. Our recent investments, combined with our decades long commitment to developing efficient bakeries, strong brands, effective distribution, and an experienced team, position Flowers Foods well for the future.”

First Quarter 2014 Results

For the 16-week first quarter of 2014, sales increased 2.6% to $1.160 billion compared to $1.131 billion in last year’s first quarter. This increase was attributable to positive net price/mix of 2.9%, contributions from the Sara Lee/California acquisition of 1.2%, partially offset by decreased volume of 1.5%. The Sara Lee/California acquisition was cycled in the second month of the quarter. The positive price/mix was due primarily to pricing actions in certain categories and a favorable mix shift in branded bread and rolls. Overall volume declines were driven by decreases in the cake business.

Net income for the quarter was $61.1 million, or $0.29 per diluted share, compared to last year’s first quarter of $64.9 million, or $0.31 per diluted share, adjusted for a bargain purchase accounting gain and acquisition-related costs. Carrying costs for the acquired Hostess facilities and interest expense related to funding of the acquisition negatively affected EPS by $0.03 in the first quarter of this year. During the first quarter of 2013, the company recorded a benefit of $50.1 million, net of tax, or $0.24 per diluted share reflecting a bargain purchase accounting gain related to the Sara Lee/California acquisition. Also during the first quarter last year, Flowers incurred acquisition-related costs of $2.9 million, net of tax, or $0.02 per diluted share. Including these items, net income was $112.0 million, or $0.53 per diluted share in last year’s first quarter.

Gross margin (excluding depreciation and amortization) as a percent of sales was 48.6%, up 40 basis points compared to 48.2% in last year’s first quarter. Decreased ingredient costs as a percent of sales drove the gross margin increase, as prices for several of our major ingredients were lower this year as compared to last year. Partially offsetting the ingredient decreases were lower manufacturing efficiencies and carrying costs associated with the acquired Hostess facilities.

For the quarter, selling, distribution, and administrative (SD&A) costs as a percent of sales were 36.8%, up 40 basis points from 36.4% of sales in the first quarter of 2013. Distributor fees and costs associated with new market expansion were the primary drivers of the increase. Acquisition-related costs of $4.6 million negatively impacted SD&A as a percent of sales by 40 basis points during the first quarter of 2013.

Depreciation and amortization expenses as a percent of sales for the quarter increased 40 basis points compared to last year’s first quarter. This increase was due primarily to the acquired Hostess assets. Net interest expense decreased for the quarter compared to last year’s first quarter primarily due to increased interest income associated with an increase in outstanding distributor notes receivable. The effective tax rate for the quarter was 35.7% compared to 23.0% in last year’s first quarter. The bargain purchase accounting gain on the Sara Lee/California acquisition positively affected the tax rate by 12.0% in last year’s first quarter.

EBIT was $98.2 million, or 8.5% of sales, compared to last year’s first quarter of $104.4 million, or 9.2% of sales, adjusted for a bargain purchase accounting gain and acquisition-related costs. During the first quarter of this year, carrying costs of $6.8 million related to the acquired Hostess facilities negatively affected EBIT margin by 60 basis points. Including the bargain purchase accounting gain and acquisition-related costs in the first quarter of 2013, EBIT was $150.0 million, or 13.3% of sales.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $137.5 million, or 11.9% of sales, compared to last year’s first quarter of $138.6 million, or 12.3% of sales, adjusted for a bargain purchase accounting gain and acquisition-related costs. During the first quarter of this year, carrying costs of $4.0 million related to the acquired Hostess facilities negatively affected EBITDA margin 40 basis points. Including the bargain purchase accounting gain and acquisition-related costs in the first quarter of 2013, EBITDA was $184.1 million, or 16.3% of sales.

Segment Results

The segment results reflect the moving of the company’s tortilla operation from the warehouse segment to the DSD segment effective the beginning of 2014. For comparison purposes, prior year information has been recast to reflect this change.

DSD (84% of Q1 sales): During the quarter, the company’s DSD sales increased 5.0%, reflecting volume gains of 2.2%, positive net price/mix of 1.3%, and contributions from the Sara Lee/California acquisition of 1.5%. The acquisition was cycled in the second month of the quarter. The volume increase was primarily the result of increases in the branded white bread and branded soft variety bread categories, partially offset by decreases in branded cake. The positive net price/mix was primarily driven by pricing in certain channels.

Income from operations for the DSD segment was $96.8 million, or 10.0% of sales for the quarter compared to $101.4 million, or 11.0% of sales in last year’s first quarter, excluding the bargain purchase accounting gain. Carrying costs of $6.8 million related to the acquired Hostess facilities negatively affected income from operations by 70 basis points in the first quarter this year. Decreased manufacturing efficiencies compared to the year-ago quarter and costs associated with new market expansion also had a negative effect on income from operations. Including the bargain purchase accounting gain, income from operations was $151.5 million, or 16.4% of sales in the first quarter of 2013.

Warehouse (16% of Q1 sales): Sales through warehouse delivery decreased 8.3%, reflecting positive net price/mix of 2.6% and volume decreases of 10.9%. Overall, the positive net price/mix was driven by a favorable mix shift. The volume decrease was driven by decreases in the branded cake, store brand cake and vending categories.

Income from operations for the warehouse segment was $14.1 million, or 7.4% of sales for the quarter compared to $18.4 million, or 8.8% of sales in last year’s first quarter. This decrease was due primarily to a decline in sales volumes.

Cash Flow

During the first quarter, cash flow from operating activities was $121.8 million. The company paid down its debt by $81.2 million in the quarter. The company invested $23.6 million in capital improvements, paid dividends of $24.0 million to shareholders, and acquired 464,610 shares of its common stock for $9.5 million during the quarter. The company has acquired 59.0 million shares of its common stock under its 67.5 million share repurchase plan since the inception of the plan.

Outlook for 2014

R. Steve Kinsey, executive vice president and chief financial officer, noted the first half of 2014 offers challenging year-over-year comparisons for Flowers’ cake business due to Hostess’ cake re-launch in mid-2013 and the carrying costs for the acquired facilities. The company continues to expect 2014 sales to be $3.976 billion to $4.126 billion, reflecting an increase of 6.0% to 10.0% over the prior year. Earnings per share are still targeted to be $0.98 to $1.05, reflecting growth of 7.7% to 15.4% for the company’s 53-week fiscal 2014, when compared to adjusted EPS reported for 2013. Capital expenditures for 2014 are forecasted to be $95.0 million to $100.0 million.

Dividend

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its first quarter 2014 earnings conference call over the Internet at 8:30 a.m. (Eastern) on May 15, 2014. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2013 sales of $3.75 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; and (j) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, adjusted EBIT, adjusted EBIT margin, gross margin excluding depreciation and amortization, and adjusted income from operations for the DSD segment to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, adjusted EBIT margin and adjusted income from operations for the DSD segment exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, adjusted EBIT margin, and adjusted income from operations for the DSD segment may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, a reconciliation of EBIT to adjusted EBIT, a reconciliation of net income to adjusted net income, a reconciliation of net income per diluted common share to adjusted net income per diluted common share and a reconciliation of income from operations from the DSD segment to adjusted income from operations for the DSD segment.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Mary A. Krier (229) 227-2333

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	04/19/14	04/20/13
Sales	$1,159,760	$1,130,810
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	595,877	585,298
Selling, distribution and administrative expenses	426,390	411,439
Depreciation and amortization	39,292	34,189
Gain on acquisition	0	(50,071)

Income from operations (EBIT)	98,201	149,955
Interest expense, net	(3,172)	(4,555)

Income before income taxes (EBT)	95,029	145,400
Income tax expense	33,963	33,374

Net income	$61,066	$112,026

Net income per diluted common share	$0.29	$0.53

Diluted weighted average shares outstanding	212,806	210,915

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	04/19/14	04/20/13
Sales:
Direct-Store-Delivery	$968,965	$922,762
Warehouse Delivery	190,795	208,048

	$1,159,760	$1,130,810

EBITDA:
Direct-Store-Delivery (1)	$131,566	$180,648
Warehouse Delivery	18,765	23,261
Unallocated Corporate	(12,838)	(19,765)

	$137,493	$184,144

Depreciation and Amortization:
Direct-Store-Delivery	$34,784	$29,152
Warehouse Delivery	4,656	4,858
Unallocated Corporate	(148)	179

	$39,292	$34,189

EBIT:
Direct-Store-Delivery (1)	$96,782	$151,496
Warehouse Delivery	14,109	18,403
Unallocated Corporate	(12,690)	(19,944)

(1)	The sixteen week period ended April 20, 2013 includes a bargain purchase gain on acquisition of $50.1 million.

NOTE: During the sixteen week period ended April 19, 2014, we reclassified a Warehouse Delivery bakery to the Direct-Store-Delivery segment and restated the prior year information.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

04/19/14
Assets
Cash and Cash Equivalents	$8,801
Other Current Assets	449,655
Property, Plant & Equipment, net	840,286
Distributor Notes Receivable (includes $19,228 current portion)	169,157
Other Assets	76,007
Cost in Excess of Net Tangible Assets, net	933,225

Total Assets	$2,477,131

Liabilities and Stockholders’ Equity
Current Liabilities	$294,452
Long-term Debt and Capital Leases (includes $30,737 current portion)	841,725
Other Liabilities	203,698
Stockholders’ Equity	1,137,256

Total Liabilities and Stockholders’ Equity	$2,477,131

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

For the 16 Week Period Ended
04/19/14
Cash flows from operating activities:
Net income	$61,066
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	51,949
Changes in assets and liabilities	8,806

Net cash provided by operating activities	121,821

Cash flows from investing activities:
Purchase of property, plant and equipment	(23,580)
Other	9,681

Net cash disbursed for investing activities	(13,899)

Cash flows from financing activities:
Dividends paid	(23,956)
Stock repurchases	(9,459)
Exercise of stock options, including windfall tax benefit	9,261
Proceeds from debt borrowings	356,300
Debt and capital lease obligation payments	(437,463)
Other	(2,334)

Net cash disbursed for financing activities	(107,651)

Net increase in cash and cash equivalents	271
Cash and cash equivalents at beginning of period	8,530

Cash and cash equivalents at end of period	$8,801

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 19, 2014	April 20, 2013
Net income per diluted common share	$0.29	$0.53
Gain on acquisition	—	(0.24)
Acquisition costs	—	0.02

Adjusted net income per diluted common share	$0.29	$0.31

	Reconciliation of Gross Margin
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 19, 2014	April 20, 2013
Sales	$1,159,760	$1,130,810

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	595,877	585,298

Gross Margin excluding depreciation and amortization	563,883	545,512
Less depreciation and amortization for production activities	26,912	23,481

Gross Margin	$536,971	$522,031

Depreciation and amortization for production activities	$26,912	$23,481
Depreciation and amortization for selling, distribution and administrative activities	12,380	10,708

Total depreciation and amortization	$39,292	$34,189

	Reconciliation of Net Income to Adjusted EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 19, 2014	April 20, 2013
Net income	$61,066	$112,026
Income tax expense	33,963	33,374
Interest expense, net	3,172	4,555
Depreciation and amortization	39,292	34,189

EBITDA	137,493	184,144
Gain on acquisition	—	(50,071)
Acquisition costs	—	4,564

Adjusted EBITDA	$137,493	$138,637

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 19, 2014	April 20, 2013
Adjusted EBITDA	$137,493	$138,637
Adjustments to reconcile net income to net cash provided byoperating activities	12,657	4,320
Pension contributions and changes in assets and liabilities	8,806	(13,635)
Income taxes	(33,963)	(33,374)
Interest expense, net	(3,172)	(4,555)
Acquisition costs	—	(4,564)

Cash flow from operations	$121,821	$86,829

	Reconciliation of EBIT to Adjusted EBIT
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 19, 2014	April 20, 2013
EBIT	$98,201	$149,955
Gain on acquisition	—	(50,071)
Acquisition costs	—	4,564

Adjusted EBIT	$98,201	$104,448

	Reconciliation of Net Income to Adjusted Net Income
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 19, 2014	April 20, 2013
Net income	$61,066	$112,026
Gain on acquisition	—	(50,071)
Acquisition costs	—	2,944

Adjusted net income	$61,066	$64,899

	Reconciliation of EBIT to Adjusted EBIT – DSD
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 19, 2014	April 20, 2013
EBIT	$96,782	$151,496
Gain on acquisition	—	(50,071)

Adjusted EBIT	$96,782	$101,425

Flowers Foods, Inc.

Sales Bridge

For the 16 Week Period Ended 04/19/14	Volume	Net Price/Mix	Acquisition	Total Sales Change

Direct-Store-Delivery	2.2%	1.3%	1.5%	5.0%

Warehouse Delivery	-10.9%	2.6%	0.0%	-8.3%

Total Flowers Foods	-1.5%	2.9%	1.2%	2.6%